Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

of Mellon Financial Corporation:

We consent to the incorporation by reference in this Registration Statement on Form S-8 regarding the Director Equity Plan (2006) of our reports dated February 23, 2006 with respect to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Mellon Financial Corporation and subsidiaries, which reports appear in the December 31, 2005 Annual Report on Form 10-K of Mellon Financial Corporation.

/s/ KPMG

Pittsburgh, Pennsylvania

August 11, 2006